Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-86004) pertaining to the 1995 Stock and Incentive Plan as amended effective December 12, 2000,

(2)	Registration Statement (Form S-8 No. 333-115365) pertaining to the 1995 Stock and Incentive Plan as amended effective December 12, 2000 and as further amended effective July 24, 2002,

(3)	Registration Statement (Form S-3 No. 333-117730) pertaining to the resale of 17,711,491 shares of common stock,

(4)	Registration Statement (Form S-8 No. 333-119609) pertaining to the Danielson Holding Corporation Equity Award Plan for Employees and Officers and the Danielson Holding Corporation Equity Award Plan for Directors of Danielson Holding Corporation, and

(5)	Registration Statement (Form S-3 No. 333-120755) pertaining to 3,000,000 shares of stock to be issued to the 9.25% creditor class of Covanta Energy Corporation;

of our reports dated March 14, 2005, with respect to the (1) financial statements and schedules of Danielson Holding Corporation, and (2) Danielson Holding Corporation management’s assessment of the effectiveness of internal control over financial reporting, and our opinion on the effectiveness of internal control over financial reporting of included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

MetroPark, New Jersey
March 14, 2005